Exhibit 13

Execution Version

INTERIM INVESTORS AGREEMENT

This INTERIM INVESTORS AGREEMENT (the “Agreement”) is made as of June 12, 2020, by and among Morespark Limited, a private company limited by shares incorporated under the law of Hong Kong (“Tencent”), Hammer Capital Opportunities Fund L.P., an exempted limited partnership organized under the laws of the Cayman Islands, acting through its general partner Hammer Capital Opportunities General Partner, an exempted company with limited liability organized under the laws of the Cayman Islands (“Hammer”, together with Tencent, the “Principal Investors” and, each, a “Principal Investor”), Mr. Bin Li (李斌) (the “Founder”), each person as set forth in Exhibit A to this Agreement other than Hammer (each, a “Rollover Investor” and, collectively, the “Rollover Investors”), Yiche Holding Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Parent”) and Yiche Mergersub Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands and wholly-owned subsidiary of Parent (“Merger Sub”). The Principal Investors and the Rollover Investors are collectively referred to as the “Investors” and each, an “Investor”, and together with the Founder, Parent and Merger Sub, the “Parties” and each, a “Party”. Capitalized terms used herein but not defined shall have the meanings given to them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, on the date hereof, Bitauto Holdings Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”), Parent and Merger Sub executed an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which Merger Sub will be merged with and into the Company (the “Merger”) with the Company surviving the Merger and becoming a wholly-owned subsidiary of Parent;

WHEREAS, on the date hereof, each of the Principal Investors or their respective Affiliates executed a letter agreement in favor of Parent (each, an “Equity Commitment Letter” and collectively, the “Equity Commitment Letters”), pursuant to which each such Principal Investor or its Affiliates agreed, subject to the terms and conditions set forth therein, to make an equity investment, in the form of cash (each, an “Equity Commitment”, and collectively, the “Equity Commitments”), in Parent immediately prior to the Closing in connection with the Merger;

WHEREAS, on or around the date hereof, Morespark Limited, Dongting Lake Investment Limited and THL E Limited (collectively, the “Tencent Shareholders”) executed a support agreement with the Parent (as may be amended, the “Tencent Support Agreement”), and on September 12, 2019, each of JD.com Global Investment Limited (“JD”) and the Founder executed a support agreement in favor of the Principal Investors (each, an “Original Support Agreement”). The parties to the Original Support Agreements intend to amend and supplement certain terms thereof through this Agreement. The Original Support Agreements, as amended and supplemented by this Agreement and as otherwise amended from time to time, and the Tencent Support Agreement are collectively referred to as the “Support Agreements,” and each, a “Support Agreement,” pursuant to which each Rollover Investor agreed to (a) cancel the Rollover Shares held by such Rollover Investor for no consideration, (b) subscribe for the Parent Shares immediately prior to the Closing and (c) vote in favor of the Merger, in each case on terms and conditions set out in the applicable Support Agreement;

WHEREAS, on the date hereof, each of the Principal Investors or their respective Affiliates executed a limited guarantee in favor of the Company (each, a “Limited Guarantee” and collectively, the “Limited Guarantees”), pursuant to which each such Principal Investor or its Affiliates agreed, subject to the terms and conditions set forth therein, to guarantee certain payment obligations of Parent or Merger Sub arising under the Merger Agreement; and

WHEREAS, the Investors, Parent and Merger Sub wish to agree to certain terms and conditions that will govern the actions of Parent and Merger Sub and the relationship among the Investors with respect to the Merger Agreement, the Equity Commitment Letters, the Support Agreements and the Limited Guarantees, and the transactions contemplated thereby.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and obligations hereinafter set forth, the Parties hereby agree as follows:

AGREEMENT

1.	AGREEMENTS AMONG THE INVESTORS.

1.1 Actions under the Merger Agreement. The Principal Investors acting jointly may cause Parent and Merger Sub to take any action or refrain from taking any action in order for them to comply with their obligations, satisfy their closing conditions or exercise their rights under the Merger Agreement, including, without limitation, determining that the conditions to closing specified in Sections 8.1, 8.2 and 8.3 of the Merger Agreement (the “Closing Conditions”) have been satisfied, waiving compliance with any agreement or condition in the Merger Agreement, including any Closing Condition, terminating, amending or modifying the Merger Agreement and determining to close the Merger; provided that the Principal Investors may not cause Parent to amend the Merger Agreement (i) such that the Per Share Merger Consideration or the Per ADS Merger Consideration would be less than $16 without JD’s prior written consent, or (ii) in a way that by its terms has an impact, economic or otherwise, on any Investor that is disproportionately adverse to the impact, economic or otherwise, on any other Investor without such Investor’s written consent. Parent and Merger Sub shall not, and the Investors shall not permit Parent or Merger Sub to, determine that the Closing Conditions have been satisfied, waive any Closing Condition, terminate, amend or modify the Merger Agreement or determine to close the Merger, unless such action has been approved in advance in writing by the Principal Investors in accordance with this Agreement. Each of Parent and Merger Sub agrees not to take any action with respect to the Merger Agreement, including granting or withholding of waivers or entering into amendments, unless such actions are in accordance with this Agreement. Notwithstanding anything to the contrary herein, Tencent has the sole discretion to cause Parent and Merger Sub to determine whether the conditions set forth in Section 8.2(e) of the Merger Agreement has been satisfied, including the granting or withholding of waivers with respect thereto, without seeking the prior written consent of any of the other Investors.

1.2 Equity Financing.

(a)

Parent shall, at the direction of the Principal Investors (other than any Failing Investor) acting jointly, enforce the provisions of the Equity Commitment Letters in accordance with the terms of the Merger Agreement and the Equity Commitment Letters. Each Principal Investor shall comply with its obligation under its applicable Equity Commitment Letter; provided that no Investor shall have an independent right to enforce an Equity Commitment Letter, other than as provided in the immediately preceding sentence. Notwithstanding anything in any Equity Commitment Letter to the contrary, and prior to the Effective Time, none of the Principal Investors shall be entitled to assign, sell-down or syndicate any part of its Equity Commitment to any third party (which for the avoidance of doubt shall not include the admission of any additional limited partner to Hammer) without the prior consent of the other Principal Investor which prior consent shall not affect any of such Principal Investor’s obligations or rights under Section 12 of the applicable Equity Commitment Letter. Each Investor shall be entitled to receive, in consideration for its and/or its Affiliates’ Commitment, the number of Parent Shares as set forth against its name in column (D) of Exhibit A hereto, having the terms set forth herein; provided that in the event Tencent or any its Affiliates acquires any Shares and/or ADSs from any Founder Shareholder prior to the Closing pursuant to that certain consent letter agreement dated October 15, 2019, by and among the Principal Investors and the Founder and the Founder Shareholders, then (i) the number of such Shares and/or ADSs shall be added to the number of Rollover Shares of Tencent set out against its name in column (B) of Exhibit A hereto, and the number of Parent Shares to be issued to Tencent for its contribution of Rollover Shares pursuant to the immediately foregoing sentence shall be increased by such same number; and (ii) (A) the deemed value of such Shares and/or ADSs (based on the Per Share Merger Consideration and/or the Per ADS Merger Consideration, as applicable) shall be counted towards the total amount of cash equity financing required by the Merger, and the amount of cash equity financing to be contributed by Tencent shall be reduced by such same amount and (B) the amount of cash equity financing to be contributed by Hammer shall remain to be the same as the amount of cash subscription set out against its name in column (C) of Exhibit A hereto.

(b)

If the Principal Investors acting jointly determine that the Merger Consideration required to be paid by Parent in connection with the Closing under the Merger Agreement is less than the aggregate Equity Commitments under all the Equity Commitment Letters, then the amount that each Principal Investor invests in Parent will be reduced in proportion of their respective LG Percentages. If the Principal Investors jointly determine that the Merger Consideration required to be paid by Parent in connection with the Closing under the Merger Agreement is greater than the aggregate Equity Commitments of all the Equity Commitment Letters, then the amount of such excess shall first be offered to the Principal Investors (other than any Failing Investor) in proportion of their respective LG Percentages and, if less than all of such excess is accepted by the Principal Investors, then the Principal Investors may offer the remaining portion of such excess to any other Investors, or to any new investor (provided that, the prior written consent of JD shall be required if such new investor is a Restricted Transferee), and in such amounts, as may be jointly determined by the Principal Investors. For the avoidance of doubt, none of the Investors has any obligation to accept any additional commitment. Any additional commitment accepted by an Investor pursuant to this Section 1.2(b) shall be made on the same terms and conditions as such Investor’s existing Commitment (provided that to the extent an Investor is satisfying its Commitment by the contribution of Rollover Shares, and such Investor does not have sufficient Shares available to satisfy such addition commitment, such Investor may elect to satisfy such additional commitment with a cash contribution).

1.3 Support Agreements.

(a)

Each Rollover Investor shall comply with the obligations in respect thereof under the applicable Support Agreement; provided that no Investor shall have an independent right to enforce the Support Agreement, other than as provided in such Support Agreement, and provided further that the Principal Investors acting jointly may waive the breach by any Rollover Shareholder under the applicable Support Agreement. The Parties agree and acknowledge that (i) the number of Rollover Shares of JD as referred to in the applicable Original Support Agreement shall be the number of Rollover Shares as set forth against the name of JD in Exhibit A; (ii) the number of Rollover Shares of Founder as referred to in the applicable Original Support Agreement shall be the total number of Rollover Shares as set forth against the names of the Founder Shareholders in Exhibit A; (iii) all references to “Holdco” and “Holdco Shares” in each Original Support Agreement shall be deemed as references to “Parent” and “Parent Shares,” respectively; and (iv) each Original Support Agreement is hereby amended and supplemented by this Agreement with respect to the matters referred to in the foregoing clauses of this sentence and to the extent of any other discrepancy between the provision of such Original Support Agreement and the provisions of this Agreement.

(b)

The Founder shall procure Proudview Limited and Serene View Investment Limited (collectively, the “Founder Shareholders”) to comply with their obligations hereunder and under the Support Agreement to which he is a party and the Founder and the Founder Shareholders be jointly and severally liable for any obligations and liabilities of any of them hereunder and thereunder.

(c)

Without prejudice to any provision in the applicable Support Agreement or this Agreement, JD undertakes to promptly give all the necessary consent that may be required to be given by JD in connection with the Transactions pursuant to the Amended and Restated Investor Rights Agreement entered into between, among others, the Company, JD and Tencent dated June 17, 2016 (as amended from time to time).

1.4 Grant of Proxy. Each Rollover Investor hereby irrevocably and unconditionally grants a proxy to, and appoints, Parent and/or any designee of Parent, and each of them individually, as its proxies and attorneys-in-fact, with full power of substitution and resubstitution, for and in such Investor’s name, place and stead, to vote, act by written consent or execute and deliver a proxy, solely in respect of the matters described in, and in accordance with, Section 2.1(a) of its Support Agreement, and to vote or grant a written consent with respect to the Covered Shares (as defined in its Support Agreement) provided in Section 2.1(a) of its Support Agreement. This proxy and power of attorney is given in connection with, and in consideration of, the time and resources that have been and will be expended by the Principal Investors and their respective Affiliates in connection with the Merger and any other transactions contemplated by the Merger Agreement and to secure the performance of the duties and obligations of such Rollover Investor owed to the Principal Investors under its Support Agreement. Each Rollover Investor hereby (a) affirms that such irrevocable proxy is (i) coupled with an interest by reason of the time and resources that have been and will be expended by the Principal Investors and their respective Affiliates in connection with the Merger and any other transactions contemplated by the Merger Agreement and (ii) subject to the last sentence of this Section 1.4, executed and intended to be irrevocable in accordance with the provisions of the Laws of the State of New York, and (b) revokes any and all prior proxies granted by such Rollover Investor with respect to the Covered Shares (as defined in its Support Agreement) and no subsequent proxy shall be given by such Rollover Investor (and if given shall be ineffective). Each Rollover Investor shall take such further action or execute such other instruments as may be requested by Parent in accordance with the relevant provisions of the Laws of the State of New York or any other Law to effectuate the intent of this proxy. The power of attorney granted by each Rollover Investor herein is a durable power of attorney and, so long as Parent has the interest secured by such power of attorney or the obligations secured by such power of attorney remain undischarged, the power of attorney shall not be revoked by the dissolution, bankruptcy, death or incapacity of such Rollover Investor. The proxy and power of attorney granted hereunder shall automatically and without further action by the Parties terminate upon the termination of this Agreement in accordance with its terms.

1.5 Limited Guarantees. The Investors (other than JD) shall reasonably cooperate in defending any claim that the Principal Investors are or any of them is liable to make payments under the Limited Guarantees. JD shall reasonably cooperate in defending any claim that the Principal Investors are or any of them is liable to make payments under the Limited Guarantees to the extent such payment obligations arise from any breach by JD of its Support Agreement or this Agreement. Subject to Section 1.10(d) and Section 1.10(e), each Principal Investor agrees to contribute to the amount paid or payable by the other Principal Investor in respect of such other Principal Investor’s Limited Guarantee (other than any such payment made by a Principal Investor solely arising from such Principal Investor’s breach of its obligations under such Principal Investor’s Limited Guarantee, which amounts shall not be subject to this Section 1.5) so that each Principal Investor will have paid an amount equal to the product of the aggregate amount paid under all of the Limited Guarantees multiplied by a fraction of which the numerator is such Principal Investor’s Maximum Amount (as defined in such Principal Investor’s Limited Guarantee) and the denominator is the sum of all Principal Investors’ Maximum Amount (such fraction, expressed as a percentage, such Principal Investor’s “LG Percentage”).

1.6 Shareholders Agreement; Appointment of Directors. Each Investor agrees to negotiate in good faith with the other Investors with respect to, and enter into concurrently with the Effective Time, a shareholders’ agreement in relation to the Parent (the “Shareholders Agreement”) or other definitive agreements, mutually agreeable to each such Investor, containing, customary terms including the terms set forth in Exhibit B hereto. Parent and each Investor hereby agree to take (or cause to be taken) all actions, if any, required to be taken by each, such that the board of directors of Parent has the composition contemplated by Exhibit B hereto immediately prior to the Effective Time. In the event that the Investors are unable to agree on the terms of the Shareholders Agreement, the terms set forth in Exhibit B hereto shall govern with respect to the matters set forth therein until such time as the Investors enter into the Shareholders Agreement.

1.7 Required Information. Each of the Investors, on behalf of itself and its respective Affiliates, agrees to promptly provide to Parent (consistent with the timing required by the Merger Agreement or applicable Law, as applicable) any information about such Investor (or its Affiliates) that Parent (at the direction of the Principal Investors acting jointly) reasonably determines upon the advice of outside legal counsel is required to be included in (i) the Proxy Statement, (ii) the Schedule 13E-3 or (iii) any other filing or notification with any Governmental Entity in connection with the Transactions, including the Merger, this Agreement, the Equity Commitment Letters, the Limited Guarantees, the Support Agreements or any other agreement or arrangement to which it (or any of its Affiliates) is a party relating to the Transactions. Each of the Investors shall reasonably cooperate with Parent in connection with the preparation of the foregoing documents to the extent such documents relate to such Investor (or any of its Affiliates). Each of the Investors agrees to permit the Company to publish and disclose in the Proxy Statement (including all documents filed with the SEC in accordance therewith), its and its respective Affiliates’ identity and beneficial ownership of the Shares, ADSs or other equity securities of the Company and the nature of such Party’s commitments, arrangements and understandings under this Agreement, the Equity Commitment Letters, the Limited Guarantees, the Support Agreements or any other agreement or arrangement to which it (or any of its Affiliates) is a party relating to the Transactions (including a copy thereof), to the extent required by applicable Law or the SEC (or its staff) or by mutual agreement between the Company and Parent (at the direction of the Principal Investors acting jointly). Each of the Investors hereby represents and warrants to Parent and the Principal Investors as to itself and its Affiliates, as applicable, that, solely with respect to any information supplied by such Investor in writing pursuant to this Section 1.7, none of such information contained or incorporated by reference in the Proxy Statement will at the time of the mailing of the Proxy Statement to the shareholders of the Company, at the time of the Shareholder Meeting, or at the time of any amendments thereof or supplements thereto, and none of such information supplied or to be supplied by such Investor for inclusion or incorporation by reference in the Schedule 13E-3 to be filed with the SEC concurrently with each filing of the Proxy Statement will, at the time of such filing with the SEC, or at the time of filing with the SEC any amendments thereof or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If required under applicable Law or requested by applicable Governmental Entities following the time that all of the relevant facts and circumstances of a Party’s involvement in the Transactions are provided to such Governmental Entities and such Party has had a reasonable amount of time (taking into consideration the status of the applicable Governmental Entity’s clearance of other related documents and filings relating to the Transactions, such as the Proxy Statement) to present and explain its positions with the applicable Governmental Entity, such Party agrees to join (and to cause its Affiliates to join) as a filing party to any Schedule 13E-3 filing discussed in the preceding sentence.

1.8 Consummation of the Transactions. In the event that the Closing Conditions are satisfied or validly waived in accordance with the terms of the Merger Agreement and this Agreement, and Parent and Merger Sub are obliged to consummate the Merger in accordance with the Merger Agreement, the Principal Investors who are not Failing Investors (as defined below), acting jointly, may (i) direct Parent to enforce the obligation of any Failing Investors under its Equity Commitment Letter or Support Agreement, as applicable, and/or (ii) terminate the participation in the Transactions of any Investor that fails to fund its Commitment (as defined below) or that asserts in writing its unwillingness to fund its Commitment, in each case pursuant to its Equity Commitment Letter or Support Agreement, as applicable (a “Failing Investor”); provided, that such termination shall not affect the rights of the Closing Investors (as defined below) against such Failing Investor with respect to such breach or threatened breach, which rights shall be exercised in the manner as provided in Sections 2.4 and 2.5 hereof. In the event the Principal Investors who are not Failing Investors, acting jointly, terminate a Failing Investor’s participation in the Transactions, the amount of such Failing Investor’s Equity Commitment (if any) and/or the value of its or his Shares to be cancelled for no consideration under its Support Agreement (if any) (calculated as the product of the number of such Shares and the Per Share Merger Consideration) (such value, the “Rollover Commitment,” and together with any Equity Commitment, the “Commitment”) shall first be offered to (A) the Principal Investors in proportion of their respective LG Percentages, if neither of the Principal Investors is a Failing Investor or (B) the Principal Investor who is not a Failing Investor, if one of the Principal Investors is a Failing Investor, and if none or not all of a Failing Investor’s Commitment is accepted by the Principal Investors (other than any Failing Investor) in such proportions, then the Principal Investors who are not Failing Investors, acting jointly, may offer such Failing Investor’s Commitment, or any portion thereof, to the Rollover Investors or to one or more new investors approved by the Principal Investors who are not Failing Investors, acting jointly; provided that, the prior written consent of JD shall be required if such new investor is a Restricted Transferee. Each Investor agrees that in the event the consent or direction of the Principal Investors is required under this Agreement, if a Principal Investor is also a Failing Investor, then such Failing Investor shall be deemed not to be a Principal Investor for the purposes of such consent or direction.

1.9 Non-Consenting Investors. In the event that the Principal Investors, acting jointly, are willing to agree to, proceed with, or take any action or enter into any agreement (or, in each such case, to permit Parent to do so) with respect to amending the Merger Agreement such that (i) the amount of the Per Share Merger Consideration or the Per ADS Merger Consideration will be reduced or the form thereof will be materially modified, (ii) Parent will acquire less than all of the outstanding Shares and ADSs not already beneficially owned by the Investors and their Affiliates, or (iii) the structure of the Transactions will be materially modified, and any other Investor declines or fails to agree to, proceed with, or take any action or enter into any agreement (or, in each such case, to permit Parent to do so) with respect to such matter (the “Non-Consenting Investor”), the Principal Investors may, acting jointly, nevertheless proceed with such matter by first terminating such Non-Consenting Investor’s participation in the Transactions, and in such event such Non-Consenting Investor shall have no liability hereunder (except as specifically provided in Sections 1.10 and 1.12(d) hereof or otherwise arising from any breach of this Agreement by such Non-Consenting Investor prior to the date of such termination) or, if applicable, under its Support Agreement. In the event the Principal Investors acting jointly terminate the Non-Consenting Investor’s participation in the Transactions, the amount of such Non-Consenting Investor’s Commitment shall first be offered to the Principal Investors (other than any Failing Investor) in proportion of their respective Commitments to the aggregate Commitments of the Principal Investors (other than any Failing Investor) at the time of such termination, and if none or not all of such Non-Consenting Investor’s Commitment is accepted by such Principal Investors in such proportions, then such Principal Investors jointly, may offer such Non-Consenting Investor’s Commitment, or any portion thereof, to the other Investors or to one or more new investors approved by such Principal Investors who are not Failing Investors, acting jointly.

1.10 Termination Fee and Expense Sharing.

(a)

Upon consummation of the Merger, Parent shall or shall cause the Surviving Company to reimburse the Principal Investors for, or pay on behalf of the Principal Investors, as the case may be, all of their out-of-pocket costs and expenses incurred in connection with the Merger, including without limitation, the reasonable fees, expenses and disbursements of Joint Advisors (as defined below) retained by the Parties (other than fees and costs of any separate advisors and/or consultants who were retained by any Party unless and only to the extent such appointment and expenses are agreed to in advance in writing by the other Parties) and the costs of any financing provided by any Party in connection with management incentive (“Consortium Transaction Expenses”). For the purposes of this Agreement, the Parties agree that the Principal Investors shall be responsible for engaging (including the scope and engagement terms), terminating or changing all joint advisors and/or consultants to the Parties in connection with the Merger (such joint advisors and/or consultants to the Parties agreed in writing by both Principal Investors in accordance with this Section 1.10(a), the “Joint Advisors”), provided that the Principal Investors shall first consult with the other Parties prior to any such engagement, termination or change, and provided further that the Parties agree and acknowledge that Latham & Watkins LLP, Kirkland & Ellis, Maples and Calder (Hong Kong) LLP, Zhong Lun Law Firm, Bank of America Merrill Lynch and KPMG have been jointly selected by the Parties as the U.S. legal counsel, Hong Kong legal counsel, Cayman Islands legal counsel, PRC legal counsel, financial advisor and tax advisor, respectively, to represent the Parties in connection with the Merger and shall be “Joint Advisors” under this Agreement.

(b)

Notwithstanding anything to the contrary in the Consortium Agreement dated September 12, 2019 entered into between the Principal Investors (the “Consortium Agreement”), if the Merger Agreement is terminated prior to the Closing in accordance with its terms (and Section 1.10(c) below does not apply), the Principal Investors agree to share the Consortium Transaction Expenses incurred in connection with the Merger in proportion of their respective LG Percentages.

(c)

If the failure of the Merger to be consummated prior to termination of the Merger Agreement results from any breach of the Consortium Agreement, this Agreement, the Equity Commitment Letters and/or the Support Agreements, as applicable, by one or more Investors and their respective Affiliates (each a “Breaching Investor”), then the Breaching Investor(s) shall be responsible to pay the full amount of the Consortium Transaction Expenses and reimburse each Investor who is not a Breaching Investor for all of its out-of-pocket costs and expenses incurred in connection with the Merger, including the fees, expenses and disbursements of any separate advisors or consultants retained by such non-Breaching Investor, without prejudice to any claims, rights and remedies otherwise available to such non-breaching Investor; provided that if there are more than one Breaching Investor, each of the Breaching Investors shall be jointly and severally liable for the payment obligations contained in the preceding sentence.

(d)

If (i) the Merger Agreement is terminated pursuant to Section 9.1(h) thereof, (ii) any amount becomes payable by the Principal Investors pursuant to the Limited Guarantees and (iii) one of the Principal Investors is a Defaulting Principal Investor (as defined below), then such Defaulting Principal Investor shall pay to Parent an amount equal to the sum of Parent Termination Fee and such costs and expenses to be reimbursed by Parent pursuant to Section 9.2(d) of the Merger Agreement by wire transfer of same day funds within ten (10) Business Days following such termination of the Merger Agreement. A “Defaulting Principal Investor” is a Principal Investor whose failure to perform its obligation under its Equity Commitment Letter and/or this Agreement results in the termination of the Merger Agreement pursuant to

Section 9.1(h) thereof. Notwithstanding anything to the contrary in this Agreement, to the extent that the Limited Guarantee of a Principal Investor that is not the Defaulting Principal Investor has been enforced, the Defaulting Principal Investor shall promptly pay (or reimburse, as applicable) the amount of the Guaranteed Obligations (as defined in such Limited Guarantee) of such non-Defaulting Principal Investor that is payable thereunder directly to such non-Defaulting Principal Investor.

(e)

If (i) the Merger Agreement is terminated pursuant to Section 9.1(c) thereof, (ii) the Parent Termination Fee becomes payable as a result of such termination pursuant to Section 9.2(b)(v) of the Merger Agreement and (iii) the last sentence of Section 1.1 has been satisfied, then Tencent shall be responsible for and pay to Parent an amount equal to the sum of Parent Termination Fee and such costs and expenses to be reimbursed by Parent pursuant to Section 9.2(d) of the Merger Agreement by wire transfer of same day funds within ten (10) Business Days following such termination of the Merger Agreement. Notwithstanding anything to the contrary in this Agreement, to the extent that the Limited Guarantee of Hammer has been enforced as a result of such termination described in this Section 1.10(e), Tencent shall promptly (and in any event within ten (10) Business Days) pay to Hammer, by wire transfer of same day funds, the amount of the Guaranteed Obligations (as defined in such Limited Guarantee) of Hammer or any portion thereof when such amount becomes due and payable by Hammer thereunder.

(f)

Any termination, break-up, reimbursement or other fees and amounts (including the Company Termination Fee) paid by the Company or any of its Affiliates to the Parent pursuant to the Merger Agreement or otherwise shall be first used to pay, or adequately provisioned for, all Consortium Transaction Expenses, before being promptly paid to the Principal Investors (other than any Principal Investor that is a Failing Investor at the time of termination of the Merger Agreement) or their designees in proportion of their respective LG Percentages, determined excluding the Maximum Amount of each Failing Investor.

(g)	For the avoidance of doubt, Section 3.1 of the Consortium Agreement shall be hereby terminated by the Principal Investors and be of no further force and effect.

(h)	The obligations under this Section 1.10 shall exist whether or not the Merger is consummated, and shall survive the termination of the other terms of this Agreement.

1.11 Notice of Closing; Notices. Parent will use its commercially reasonable efforts to provide each Investor with at least three (3) Business Days prior notice of the Closing Date under the Merger Agreement; provided that the failure to provide such notice will not relieve an Investor of its obligations under this Agreement. Any notices received by Parent pursuant to Section 10.4 of the Merger Agreement shall be promptly provided to each Investor at the address set forth in such Investor’s Equity Commitment Letter and/or Support Agreement.

1.12 Representations and Warranties; Covenant.

(a)

Each Investor hereby represents, warrants and covenants to the other Investors that: (i) it has the requisite power and authority to execute, deliver and perform this Agreement, (ii) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary action on the party of such Investor and no other proceedings or procedures are necessary to approve this Agreement, (iii) this Agreement has been duly executed and delivered by such Investor and constitutes a valid and binding agreement of such Investor enforceable in accordance with the terms hereof, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (regardless of whether considered in a proceeding in equity or at law), and (iv) such Investor’s execution, delivery and performance of this Agreement will not violate: (A) if such Investor is a corporate entity, any provision of its organizational documents or (B) any order, writ, injunction, decree or statute, or any rule or regulation, applicable to such Investor.

(b)

Each Investor hereby represents, warrants and covenants to the other Investors that none of the information supplied in writing by such Investor specifically for inclusion or incorporation by reference in the Proxy Statement or Schedule 13E-3 will cause a breach of the representations and warranties of Parent or Merger Sub set forth in the Merger Agreement. Each Investor hereby represents, warrants and covenants to the other Investors that it has not entered into any agreement, arrangement or understanding with any other Investor, any other potential investor or group of potential investors (other than any such potential investor that may be admitted into such Investor as a limited partner without affecting any of the representations, warranties, covenants and other agreements of such Investor under this Agreement), or the Company with respect to the subject matter of this Agreement and the Merger Agreement, other than the agreements expressly contemplated by this Agreement (including exhibits) and the Merger Agreement or unless otherwise disclosed to the other Investors in writing prior to the date of this Agreement.

(c)

Each Investor other than the Tencent Shareholders and Hammer represents, warrants and covenants to the other Investors that neither it nor any of its Affiliates (i) is a direct or indirect shareholder of Yixin Group Limited (“Yixin”) (except in the case of JD and its Affiliates which hold an aggregate of 684,283,320 shares in the share capital of Yixin), or (ii) will during the offer period (as defined in the Takeovers Code) in respect of the mandatory general offer to be made for all the issued and other securities of Yixin upon the completion of the Merger pursuant to the Takeovers Code, directly or indirectly, acquire any share in the share capital of Yixin, in each case, except through its beneficial ownership of the Shares, ADSs or other equity securities of the Company.

(d)

Until this Agreement is terminated pursuant to Section 2.1, no Investor shall enter into any agreement, arrangement or understanding with any other potential investor or acquirer, group of investors or acquirors, or the Company or any of its representatives with respect to the subject matter of this Agreement and the Merger Agreement or any other similar transaction involving the Company without the prior approval of the Principal Investors acting jointly; provided that this Section 1.12(d) shall continue to apply to an Investor (i) that is a Failing Investor for a period of one (1) year following such Investor becoming a Failing Investor or (ii) that is released from this Agreement pursuant to Section 1.9 until the earlier of the Effective Time and termination of the Merger Agreement pursuant to Article IX thereof.

(e)

Each of Parent and Merger Sub hereby represents, warrants and covenants to each of the Investors that it has not entered, and prior to the Closing will not enter, into any agreement or arrangement of any kind with any Person that grants a Person: (i) the right to purchase a different class of security than that being purchased by the Investors in accordance with the terms of the Equity Commitment Letters and/or the Support Agreements, (ii) the right to purchase the same class of security as that being purchased by the Investors in accordance with the Equity Commitment Letters and/or the Support Agreements, but at a lower price than pursuant thereto, or (iii) any other right not provided for herein, except, in all cases, agreements or arrangements entered into by Parent or Merger Sub with the consent of the Principal Investors acting jointly.

1.13 Announcement. Subject to Section 7.3 of the Merger Agreement as it relates to Parent and Merger Sub, no announcements regarding the subject matter of this Agreement shall be issued by any Investor without the prior written consent of the Principal Investors acting jointly, except to the extent that any such announcements are required by law, a court of competent jurisdiction, a regulatory body or international stock exchange, and then only after (a) the form and terms of such disclosure have been provided to the Principal Investors for its review and comment, and (b) notice has been provided to the Principal Investors and such Principal Investors have had a reasonable opportunity to comment thereon, in each case to the extent legally permissible.

1.14 Confidentiality.

(a)

Except as permitted under Section 1.14(d), no Party shall, and each Party shall direct its Affiliates and officers, directors, employees, accountants, consultants, financial and legal advisors, agents and other authorized representatives (such Party’s “Representatives”) not to, disclose any Confidential Information (as defined below) received by it (the “Recipient”) from any other Party (the “Discloser”) to any third party, other than to such Party’s Affiliates and Representatives. No Party shall, and each Party shall direct its Affiliates and Representatives not to, use any Confidential Information for any purpose other than for the purposes of giving effect to and performing its obligations under this Agreement or evaluating, negotiating and implementing the Transactions. “Confidential Information” includes (i) all written, oral or other information obtained in confidence by one Party from any other Party in connection with this Agreement or the Transactions, unless such information (A) is already known to such Party or to others not known by such Party to be bound by a duty of confidentiality, (B) is or becomes publicly available other than through a breach of this Agreement by such Party or its Representatives or (C) is independently developed by such Party or its Representatives without the use of Confidential Information and (ii) the existence or terms of, and any negotiations or discussions relating to, this Agreement and any definitive documentation in connection with the Transactions, including the Merger Agreement.

(b)

Subject to Section 1.14(c), the Recipient shall, and shall direct its Affiliates and Representatives that receive Confidential Information to, return or destroy (in the Recipient’s sole discretion), upon written request of the Discloser, any Confidential Information which falls within clause (i) of the definition of Confidential Information; provided that with respect to any electronic data that constitutes Confidential Information, the foregoing obligation shall not apply to any electronic data stored on the back-up tapes of the Recipient’s hardware. Notwithstanding the foregoing, the Investors shall be permitted to retain copies of the Confidential Information in order to comply with legal, regulatory or internal policy requirements.

(c)

Each Party acknowledges that, in relation to Confidential Information received from the other Parties, the obligations contained in this Section 1.14 shall continue to apply for a period of twelve (12) months following termination of this Agreement pursuant to Section 2.1, unless otherwise agreed in writing.

(d)

Notwithstanding anything to the contrary in this Agreement, a Party may disclose Confidential Information (i) to those of its Affiliates and Representatives as such Party reasonably deems necessary to give effect to, perform its obligations under or enforce this Agreement or evaluate, negotiate and implement the Transactions, but only on a confidential basis; or (ii) if required by Law or a court of competent jurisdiction, the United States Securities and Exchange Commission or any other regulatory body or international stock exchange having jurisdiction over a Party or pursuant to whose rules and regulations such disclosure is required to be made, but only after the form and terms of such disclosure have been notified to the other Parties and the other Parties have had a reasonable opportunity to comment thereon, in each case to the extent reasonably practicable.

1.15 Parent Short Term Loan. If one or more Principal Investors determine that it is necessary to enter into a short term loan with Parent for the advancement of funds to facilitate Closing then, notwithstanding anything to the contrary contained herein or in any documents or agreements contemplated hereby, such Principal Investor(s) may enter into, or cause any of its Affiliates to enter into, such short term loan arrangement with Parent pursuant to which such one or more Principal Investors or their respective Affiliates shall agree to advance the necessary funds to Parent prior to Closing in the form of plain-vanilla non-interest bearing loans not convertible into, exchangeable for, or otherwise having a right to directly or indirectly acquire, any equity securities of Parent, the Company or any of their respective Subsidiaries, in order to enable Parent to satisfy all funding requirements at Closing and Parent shall, promptly following the Closing, cause the Company to repay such funds to such applicable Principal Investors or their respective Affiliates.

1.16 Tax. Each Investor shall be responsible for its own Taxes and related Tax obligations arising from the Transactions (including Tax filings, payments and other obligations). The Investors shall cooperate with the Surviving Company in fulfilling the Surviving Company’s Tax withholding, reporting, registration or similar obligations, if any, in connection with the Transactions.

2.	MISCELLANEOUS.

2.1 Effectiveness. This Agreement shall become effective on the date hereof and shall terminate (except with respect to Sections 1.7, 1.10, 1.11, 1.12, 1.13, 1.14 and 2) upon the earlier of the Effective Time and the termination of the Merger Agreement pursuant to Article IX thereof; provided that any liability for failure to comply with the terms of this Agreement prior to such termination shall survive such termination.

2.2 Amendment. This Agreement may be amended or modified and the provisions hereof may be waived, only by an agreement in writing signed by both Principal Investors; provided that (a) no provision of this Agreement (excluding exhibits) may be amended in a manner that by its terms adversely affects an Investor without such Investor’s consent, and (b) no provision in this Agreement that requires the consent of each Investor may be amended without a writing signed by all of the Investors.

2.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner.

2.4 Remedies. Except as provided herein, this Agreement will be enforceable by all available remedies at law or in equity (including, without limitation, specific performance), provided that this Agreement may only be enforced against an Investor by Parent or Merger Sub, acting at the direction of the Principal Investors (other than a Failing Investor) acting jointly. In the event that Parent determines to enforce the provisions of the Equity Commitment Letters or the Support Agreements, in each case, in accordance with this Agreement, the Investors that are prepared to fund their Commitments immediately prior to the Closing (the “Closing Investors”) shall be entitled, in their discretion, to either (i) specific performance of the terms of this Agreement and the Equity Commitment Letters or the Support Agreements, as applicable, together with any costs of enforcement incurred by the Closing Investors in seeking to enforce such remedy or (ii) payment by the Failing Investors in an amount equal to the aggregate out-of-pocket damages incurred by such Closing Investors (including without limitation amounts paid under any such Closing Investor’s Limited Guarantee). If there are multiple Failing Investors, each Failing Investor’s portion of the total obligations hereunder shall be the amount equal to the product of (A) the amounts due from all Failing Investors hereunder (including the value of any Rollover Commitment) and (B) a fraction of which the numerator is such Failing Investor’s Commitment, as applicable, and the denominator is the sum of all Failing Investors’ Commitments.

2.5 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, and notwithstanding the fact that certain of the Investors may be partnerships or limited liability companies, Parent, Merger Sub and each Investor covenants, agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any current or future director, officer, employee, shareholder, general or limited partner or member or manager of any Investor or of any partner, member, manager or affiliate thereof, as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future director, officer, employee, shareholder, general or limited partner or member or manager of any Investor or of any partner, member, manager or affiliate thereof, as such, for any obligation of any Investor under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

2.6 Governing Law; Jurisdiction.

(a)

This Agreement shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York without regard to the conflicts of Law principles thereof that would subject such matter to the Laws of another jurisdiction.

(b)

Any Legal Proceedings arising out of or in any way relating to this Agreement shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time and as may be amended by this Section 2.6 (the “Rules”). The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the tribunal shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the Parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

(c)

Notwithstanding the foregoing, the Parties hereby consent to and agree that in addition to any recourse to arbitration as set out in this Section 2.6, any Party may, to the extent permitted under the rules and procedures of the HKIAC, seek an interim injunction or other form of relief from the HKIAC as provided for in its Rules. Such application shall also be governed by, and construed in accordance with, the laws of the State of New York.

(d)

Each of the Parties irrevocably consents to service of process in the manner provided for notices in Section 10.4 of the Merger Agreement and in the case of each Investor at the address set forth in such Investor’s Equity Commitment Letter or Support Agreement. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.

2.7 Exercise of Rights and Remedies.

(a)

Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. No failure or delay on the part of any Party in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

(b)

The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Except as set forth in this Section 2.7, including the limitations set forth in Section 2.7(c), it is agreed that prior to any termination of this Agreement, the non-breaching Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by any other Party and to specifically enforce the terms and provisions of this Agreement.

(c)

The Parties’ right of specific enforcement is an integral part of the transactions contemplated hereby and each Party hereby waives any objections to the grant of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by any other Party (including any objection on the basis that there is an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity), and each Party shall be entitled to an injunction or injunctions and to specifically enforce the terms and provisions of this Agreement to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement all in accordance with the terms of this Section 2.7. In the event any Party seeks an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, such Party shall not be required to provide any bond or other security in connection with such order or injunction all in accordance with the terms of this Section 2.7.

2.8 Other Agreements. This Agreement, together with the Merger Agreement, the Equity Commitment Letters, the Limited Guarantees, the Support Agreements and other agreements referenced herein, constitutes the entire agreement, and supersedes all prior agreements, understandings, negotiations and statements, both written and oral, among the Parties or any of their Affiliates with respect to the subject matter contained herein except for such other agreements as are referenced herein which shall continue in full force and effect in accordance with their terms having been expressly amended, clarified or supplemented by this Agreement. In the event of any conflict between the provisions of this Agreement and the provisions of such other agreements as are referenced herein, the provisions of this Agreement shall prevail.

2.9 Assignment. This Agreement may not be assigned by any Party or by operation of law or otherwise without the prior written consent of each of the other Parties, except that the Agreement may be assigned to an Affiliate of a Party, and, with the prior written approval of both Principal Investors, may be assigned by a Failing Investor to a new investor that accepts such Failing Investor’s Commitment pursuant to Section 1.8; provided that the Party making such assignment shall not be released from its obligations hereunder. Any attempted assignment in violation of this Section 2.9 shall be void.

2.10 Counterparts. This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Facsimile and e-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Agreement.

[Signature pages follow]

In witness whereof, each of the undersigned has duly executed this Agreement as of the date first written above.

Morespark Limited

By:	/s/ Ma Huateng
Name:	Ma Huateng
Title:	Authorized Signatory

Dongting Lake Investment Limited

By:	/s/ Ma Huateng
Name:	Ma Huateng
Title:	Authorized Signatory

THL E Limited

By:	/s/ Ma Huateng
Name:	Ma Huateng
Title:	Authorized Signatory

[Signature Page to Interim Investors Agreement]

In witness whereof, each of the undersigned has duly executed this Agreement as of the date first written above.

Hammer Capital Opportunities Fund L.P.
acting through its general partner, Hammer Capital Opportunities General Partner

By:	/s/ Amanda Chau
Name:	Amanda Chau
Title:	Authorized Signatory

In witness whereof, each of the undersigned has duly executed this Agreement as of the date first written above.

JD.com Global Investment Limited

By:	/s/ Wang Nani
Name:	Wang Nani
Title:	Director

[Signature Page to Interim Investors Agreement]

In witness whereof, each of the undersigned has duly executed this Agreement as of the date first written above.

Bin Li

By:	/s/ Bin Li
Name:	Bin Li

Proudview Limited

By:	/s/ Bin Li
Name:	Bin Li
Title:	Authorized Signatory

Serene View Investment Limited

By:	/s/ Bin Li
Name:	Bin Li
Title:	Authorized Signatory

[Signature Page to Interim Investors Agreement]

In witness whereof, each of the undersigned has duly executed this Agreement as of the date first written above.

Yiche Holding Limited

By:	/s/ Leiwen Yao
Name:	Leiwen Yao
Title:	Director

Yiche Mergersub Limited

By:	/s/ Leiwen Yao
Name:	Leiwen Yao
Title:	Director

[Signature Page to Interim Investors Agreement]

Exhibit A

PARENT SHARES

(A) Investor	(B) Rollover Shares	(C) Cash Subscription		(D) Parent Shares
Morespark Limited	2,471,577	US$	698,955,040	49,167,373
Dongting Lake Investment Limited	2,046,106		—	—
THL E Limited	965,000		—	—
Hammer	—	US$	174,738,760	10,921,173
JD.com Global Investment Limited	10,549,714		—	10,549,714
Proudview Limited	1,488,556		—	1,488,556
Serene View Investment Limited	—		—	—